UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 20, 2012

Sierra Income Corporation

(Exact name of registrant as specified in its charter)

Maryland	0-54650	45-2544432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Park Ave, 33rd Floor

New York, NY 10152

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 759-0777

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 26, 2012, Sierra Income Corporation (the “Company”) issued a press release announcing that its Board of Directors (the “Board”) had declared a series of distributions for the months of October, November and December 2012.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated by reference herein.

On September 20, 2012, the Board approved an amendment to the Company’s distribution reinvestment plan (“DRIP”). Pursuant to the amended and restated DRIP (the “Amended and Restated DRIP”), the number of newly-issued shares of the Company’s common stock to be issued to a participating stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by a price equal to 90%, rather than 95%, of the Company’s then current offering price.

A copy of the Amended and Restated DRIP is attached hereto as Exhibit 99.2 and incorporated by reference herein.

On September 20, 2012, the Board approved an amendment to the Company’s pricing policy, which provides that the Company must, subject to certain conditions, reduce the offering price of its shares in the event of a “material decline” in the Company’s estimated net asset value per share. Prior to the approved amendment, a “material decline” was defined in the Company’s pricing policy as a 5% decrease in the Company’s estimated net asset value per share below the Company’s current net offering price. The Company’s pricing policy now defines “material decline” as a 2.5% decrease in the Company’s estimated net asset value per share below the Company’s current net offering price.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated September 26, 2012

99.2	Amended and Restated Distribution Reinvestment Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2012	SIERRA INCOME CORPORATION

	By:	/s/ Richard T. Allorto, Jr
Richard T. Allorto, Jr.
Chief Financial Officer